EXHIBIT (10)(AD)

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNITS

AWARD COMMITMENT

DATED                          , 20

Harleysville Group Inc. (“Company”), acting by and through the Compensation & Personnel Development Committee of the Board of Directors (“Committee”), makes an award of Restricted Stock Units to                   ("Employee") pursuant to the Harleysville Group Inc. Amended and Restated Equity Incentive Plan ("Plan").  Except as otherwise varied by this Award Commitment, the terms of the Plan are incorporated by reference into, and made a part of, this Award.  All capitalized terms used without definition have the meanings set forth in the Plan.

1.

AWARD OF RESTRICTED STOCK UNITS.  Employee is hereby awarded   Restricted Stock Units (the “Units”), subject to restrictions upon transfer and the forfeiture restrictions (the “Restrictions”), as described in this Award Commitment.  Upon the lapse of the Restrictions, each Unit shall equal one share of Common Stock.

2.

RESTRICTION PERIOD.

(a)

The Restrictions shall lapse on                , 20   (the “Vesting Date”), if:  (i) the Employee remains continuously employed with the Company until such date and (ii) the Performance Goal set forth in paragraph 3 has been accomplished for the Performance Period, subject to earlier vesting as set forth in this Award Commitment.

(b)

In the event of the Employee’s termination of employment due to death, Disability or Normal Retirement, the Restrictions shall lapse, and the Award shall be payable in full at the end of the Performance Period set forth in paragraph 5, subject to the attainment of the Performance Goal set forth in paragraph 3.

(c)

Upon the Employee’s termination of employment due to Early Retirement, unless the Committee decides otherwise in its sole discretion to increase the number of Units that shall vest, and informs the Employee of such decision within two (2) weeks following the Employee’s termination of employment, the Award shall be payable at the end of the Performance Period set forth in paragraph 5, subject to the attainment of the Performance Goal set forth in paragraph 3, on a pro rata basis calculated by multiplying the number of Units earned by a fraction, the numerator of which is the number of full months that elapsed between the date of this Award and the Employee’s termination date, and the denominator of which is 36.  The Units calculated using such formula shall be rounded down to the nearest whole number.

(d)

The Committee has the authority, as set forth in the Plan, to accelerate the vesting of any of the Units; provided that Shares shall be issued in respect of such Units as soon as practicable after the Committee exercises its authority to accelerate vesting, but in no event later than seventy-four (74) days after such date.

3.

PERFORMANCE GOAL.  The Performance Goal is the Company’s attainment of a Total Shareholder Return (TSR) relative to the peer group companies as set forth in paragraph 4.  TSR is cumulative over the Performance Period and includes stock price appreciation and reinvestment of dividends.

Harleysville Group Inc.

Performance-Based Restricted Stock Units Award Commitment

4.

PERFORMANCE GOAL SCALE.  Upon lapse of the Performance Goal Restriction, the Award will pay as follows:

Percentile Ranking vs. Peers	Shares Earned as a % of Target
less than 30th %ile	0%
30 th %ile	50%
50th %ile	100%
90th %ile and above	200%

No Shares will be issued if the threshold of achieving a minimum of the 30th %ile ranking is not met.  Interpolation will be used to determine Share amounts falling between the stated targets, but shall be rounded down to the nearest whole Share.  The Committee shall determine the number of Shares to be issued upon achievement of the Performance Goal, if any, and such Shares shall be issued as soon as practicable after the end of the Performance Period, but in no event later than seventy-four (74) days after the end of the Performance Period.

5.

PERFORMANCE PERIOD.  The Performance Period is the period that begins on January 1, 20    and ends on December 31, 20  .

6.

FORFEITURE OF UNITS.  If the Employee’s employment terminates for any reason, other than as set forth in paragraph 2(b) or 2(c), prior to the Vesting Date, then, subject to paragraphs 2(d) and 9, the Units shall be forfeited; provided, that the Committee retains its discretion under the Plan to alter this provision prior to the effective date of such termination.  If the Restrictions do not lapse on the Vesting Date on some or all of the Units because the Performance Goal has not been accomplished, then such Units shall be forfeited.

7.

RESTRICTION UPON TRANSFER.  Until the Restrictions lapse under this Award Commitment, the Units may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered.

8.

LAPSE OF RESTRICTIONS.

(a)

Shares of Common Stock will be issued upon vesting of the Units (the “Shares”).  The issuance may be effected by the issuance of a certificate or on a non certificated basis, through book entry to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Common Stock is then listed.

(b)

Prior to the issuance of Shares upon vesting, the Employee shall be required to make full payment to the Company of all amounts, which, under federal, state or local law, the Company is required to withhold related to the vesting of the Units.  Such payment can be made in cash or in Common Stock.  If Common Stock is used to satisfy withholding taxes, the Employee can (1) surrender already owned shares of Common Stock in order to pay all applicable withholding taxes, and/or (2) forego delivery of Shares underlying this Award in payment of such withholding taxes, but in such case only up to the minimum amount for federal income tax withholding obligations.  Any Common Stock used for this purpose shall be valued at its Fair Market Value as of the trading

Harleysville Group Inc.

Performance-Based Restricted Stock Units Award Commitment

day immediately prior to the date of the lapse of Restrictions.  Without limiting the foregoing, to the extent that the Employee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, at the time of vesting of all or part of this Award, the Employee is specifically authorized by the Committee to use Common Stock as payment of all tax withholding obligations in accordance with this subparagraph.

9.

CHANGE IN CONTROL.  In the event of a Change in Control, notwithstanding any other restrictive provisions in this Award Commitment or in the Plan, all Restrictions shall lapse immediately on Units in an amount equal to Target (the 50th percentile), as set forth in paragraph 4, and the Shares shall be issued promptly in accordance with the Plan.

10.

CONFLICT WITH PLAN.  The terms of the Plan, unless varied in this Award Commitment, apply to the Units awarded hereunder.  In the event of a conflict between the provisions of the Plan and a specific provision of this Award Commitment, the provisions of this Award Commitment shall control; provided, however, if the Plan is amended in the future, and the amendment does not adversely affect the rights of the holder of these Units, the amended terms of the Plan shall apply to the Units, if they remain outstanding.

11.

LIMITATIONS ON RIGHTS AS A STOCKHOLDER.  The Employee shall have no rights as a stockholder with respect to the Units represented by this Award Commitment until the date of the issuance of Shares in book entry or certificated form.

I hereby certify that the foregoing Award with the foregoing terms and conditions has been authorized by the Compensation & Personnel Development Committee of the Board of Directors of Harleysville Group Inc.

HARLEYSVILLE GROUP INC.

BY:
Robert A. Kauffman Senior Vice President, Secretary, General Counsel and Chief Governance Officer

I acknowledge receipt of a copy of this Award Commitment and have read, understand and accept its terms and conditions.

Date:
Employee